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                                                                   EXHIBIT 10.12
                                November 5, 1998



Mr. Leonard N. Mackenzie
2711 N. Haskell, Suite 2050 LB20
Dallas, TX 75204


Re:     Termination of Consulting Agreement Dated April 15, 1997

Dear Len:

This letter is written to set forth the agreement which has been reached between you and General Automation, Inc. (the "Company") concerning the termination of the letter agreement between you and the Company dated April 15, 1997 (the "Consulting Agreement"). Our agreement concerning termination of the Consulting Agreement is as follows:

1. Termination of Consulting Agreement. The Consulting Agreement is hereby terminated in its entirety, except as stated in the last sentence of this
Section 1. Accordingly, but without limiting the generality of the foregoing, you shall no longer have any obligation to provide consulting services to the Company under Section 2 of the Consulting Agreement, and the Company shall no longer have any obligations to make payments to you or on your behalf under
Section 3 of the Consulting Agreement. The termination of the Consulting Agreement shall not, however, affect in any manner your resignation as an employee of the Company effective as of April 15, 1997 as contemplated by
Section 1 of the Consulting Agreement, or the termination of the Incentive Stock Option dated August 29, 1994 previously held by you, as contemplated by Section 8 of the Consulting Agreement, or your obligations under Section 12 of the Consulting Agreement.

2. Payments by the Company. In consideration of your execution of this letter agreement, the Company will pay to you the amount of $75,000, without interest, in two (2) equal payments. The first payment to be made upon signing of this letter and the second payment to be made ninety (90) days from signing of this letter. At your request, GA will pay an additional $134,000, without interest, to Marian Lenore Mackenzie as additional consideration for your execution of this letter agreement. The Company will pay this amount to Marian Lenore Mackenzie as follows: $36,666.66 upon execution of this letter and seven (7) monthly installments of $12,222.22 each commencing on December 1, 1998 and continuing on the first day of each calendar month thereafter to and including June 1, 1999, and one final installment of $11,777.80 on July 1, 1999.



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Mr. Leonard Mackenzie
November 5, 1998
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3. Release of Claims Under Consulting Agreement. You hereby release and discharge the Company and its officers, directors, employees and agents (each a "Company Releasee") from any and all claims, demands, causes of action, obligations, contracts, agreements, obligations, debts and liabilities whatsoever (collectively, "Claims"), which you now have or have ever had against any Company Releasee under or arising out of the Consulting Agreement or any breach or alleged breach of the Consulting Agreement. Without limiting the generality of the foregoing, you hereby release and discharge any obligation on the part of the Company to issue the Warrant contemplated by Section 7 of the Consulting Agreement. In connection with the foregoing, you hereby represent and warrant to the Company that there has been no assignment or other transfer, voluntarily or by operation of law, to any other person or entity of any Claims which are the subject of the release set forth in this Section 3. You further hereby represent and warrant to the Company that your execution and delivery of this letter agreement does not require the consent or approval of any other person or entity.

4. Release by the Company of Claims Under Consulting Agreement. The Company hereby releases and discharges you from any and all Claims which the Company now has or has ever had against you under or arising out of the Consulting Agreement or any breach or alleged breach of the Consulting Agreement, excluding only Claims pertaining to breach of Section 12 of the Consulting Agreement. In connection with the foregoing, the Company hereby represents and warrants to you that there has been no assignment or other transfer, voluntarily or by operation of law, to any person or entity of any Claims which are the subject of the release set forth in this Section 4.

5. Taxes. You will be solely responsible for, and will pay when due, all income, self-employment and other taxes attributable to all amounts paid to you or on your behalf under this letter agreement.

6. Miscellaneous.

                (a) Entire Agreement. This letter agreement contains the entire understanding between the parties hereto, and supersedes any prior written or oral agreement between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto, relating to the subject matter contained in this letter agreement, which are not fully expressed herein.

                (b) Amendment. This letter agreement shall not be modified or amended except by a writing signed by both of the parties hereto.


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Mr. Leonard Mackenzie
November 5, 1998
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                (c) Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute one and the same agreement.

                (d) Attorneys' Fees. If any action at law or equity is brought concerning any provision of this letter agreement or the rights and duties of any person in relation thereto, the prevailing party in such action shall be entitled to reasonable attorneys' fees and costs in such action in addition to any other relief to which it may be entitled.


                (e) Parties in Interest. Nothing in this letter agreement, express or implied, is intended to confer upon any person or entity, other than the parties to this letter agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreement.

        To acknowledge your agreement to the foregoing, please sign the additional copy of this letter that is enclosed, and return it to me.

                                          Very truly yours,

                                          General Automation, Inc.



                                          By:
                                             ------------------------------
                                             Jane Christie, President & CEO



AGREED TO BY:





Leonard N. Mackenzie